Exhibit 10.11

SO ACT NETWORK, INC.
INDEPENDENT CONTRACTOR AGREEMENT WITH MATT WELLS

This Agreement is made on January 19, 2009 between So Act Network, Inc. (“So Act”) and Matt Wells.

Subject to the terms and conditions as set forth herein, So Act retains Matt Wells and Matt Wells hereby accepts So Act's retention to perform services described herein.

Contractor Obligations:

In return for the compensation noted under "Contractor Compensation," contractor voluntarily agrees to perform services for So Act in designing and implementing So Act’s website and search engine.

Contractor Compensation

In full consideration of all services performed by contractor as described in this contract, So Act shall issue 80,000 shares of common stock (at an issue price of $0.0625 per share) for completion of the assigned tasks. Contractor shall be exclusively responsible for the payment of all taxes incidental to the compensation paid for services performed, including but not limited to federal and state income, sales, or use taxation.

Independent Contractor

Contractor's relationship to So Act is one of independent contractor. Nothing in the agreement shall create an employment or agency relationship, nor shall contractor act as an agent or employee of So Act unless such representation is outlined in the scope of services.

Contractor's services are to be performed solely by contractor, or approved subcontractors, for So Act pursuant to the terms of this contract.

Standards of Performance

Compliance with law

Contractor's performance of services under this agreement shall be in compliance with all applicable laws or regulations of the federal, state, and local government.

Reputation and goodwill

Contractor shall not perform any contracted services in a manner which would be injurious to the reputation and goodwill of So Act.

Trade secrets

Contractor shall not in any manner disclose to any person, partnership, firm or corporation any information concerning any matters affecting or relating to the business of So Act including, but not limited to, any trade secrets, production processes, customers, pricing or marketing plans. This covenant shall remain in effect following termination of this contract.

Waiver of liability

So Act shall not be liable to contractor on account of any personal injuries or property damage sustained by contractor in performance of services hereunder. Contractor shall indemnify and hold So Act harmless from all liability for personal injuries or property damage directly related to the performance of contracted services.

Modification of contract

No waiver or modification of this contract or of any covenant, condition or limitation herein shall be valid unless presented in writing and signed by both parties.

Severability

All covenants contained herein are severable, and in the event of any being held invalid by any competent court, this contract shall remain intact except for the omission of the invalid covenant.

Choice of law

It is the intention of both parties that all suits that may be brought arising out of, or in connection with this agreement will be construed in accordance with and under and pursuant to the laws of the state of Nevada.

Entire agreement

This contract contains the complete agreement concerning the services to be performed by the contractor for So Act and supersedes all prior agreements or understandings, written or unwritten. By signing this contract, both parties acknowledge that they have read this contract, understood its terms, including the release, have had an opportunity to have legal counsel review this agreement, and have voluntarily accepted its provisions.

Executed this 19th day of January, 2009.

/s/ Greg Halpern	/s/ Matt Well
So Act Network, Inc. Greg Halpern, CEO	Matt Wells